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                                              U.S. SECURITIES AND EXCHANGE COMMISSION
FORM 3                                                 Washington, D.C. 20549

                                      INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES                  OMB APPROVAL
                                   Filed pursuant to Section 16(a) of the Securities Exchange Act      ----------------------------
                                of 1934, Section 17(a) of the Public Utility Holding Company Act of    OMB Number         3235-0104
                                     1935 or Section 30(f) of the Investment Company Act of 1940       Expires:    February 1, 1994
                                                                                                       Estimated average burden
                                                                                                       hours per response ......0.5
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

1. Name and Address of Reporting Person    2. Date of Event Requiring     4. Issue Name and Ticket or Trading Symbol
                                              Statement (Month/Day/Year)     Elligent Consulting Group, Inc.  (ECGR)
     Newman      Scott
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    (Last)      (First)       (Middle)        September 21, 1998          5. Relationship of Reporting Person   6. If Amendment,
                                                                             to Issuer (check all applicable)      Date of Original
                                                                                                                   (Month/Day/Year)
                                                                             __X__Director  _____10% Owner
                                                                             _____Officer   _____Other
                                                                             (give title    (specify below)
                                                                               below)

                                                                             --------------------------------
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               (Street)                    3. IRS or Social Security
                                              Number of Reporting Person
51 Westmount Drive                            (Voluntary)
----------------------------------------
    (City)        (State)      (Zip)
                                          -----------------------------------------------------------------------------------------
Livingston          NJ         07039                      TABLE 1  --  NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. Title of Security  (Instr. 4)           2. Amount of Securities        4. Ownership Form:       4. Nature of Indirect Beneficial
                                              Beneficially Owned             Direct (D) or            Ownership (Instr. 5)
                                              (Instr. 4)                     Indirect (I)
                                                                             (Instr. 5)
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Elligent Consulting Group, Inc. Common Stock       733,333                        D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)

                                  (Print or Type Responses)                                                         SEC 1473 (3/91)


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FORM 3 (continued)     Table II--Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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

1. Title of Derivative Security     2. Date            3. Title and Amount of       4. Conver-      5. Owner-         6. Nature of
   (Instr. 4)                          Exercisable        Securities Underlying        sion Or         ship              Indirect
                                       and                Derivative Security          Exercise        Form of           Beneficial
                                       Expiration         (Instr. 4)                   Price of        Deriva-           Ownership
                                       Date (Month/                                    Deriva-         tive              (Instr. 5)
                                       Day/Year)                                       tive            Security:
                                                                                       Security        Direct
                                                                                                       (D) or
                                                                                                       Indirect
                                                                                                       (I)
                                                                                                       (Instr. 5)
                                 -------------------------------------------------
                                    Date      Expira-                  Amount or
                                    Exer-     tion                     Number
                                    cisable   Date         Title       of Shares
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Explanation of Responses:



                                                                                                        /s/ Scott Newman
                                                                                                -----------------------------------
                                                                                                            Scott Newman
**Intentional Misstatements or omissions of facts constitute Federal Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


                                                                                                            September 29, 1998
Note:   File three copies of this Form, one of which must be manually signed.
        If space provided is insufficient, see Instruction 6 for procedure.




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                                                                                                                    SEC 1473 (3/91)


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